Exhibit 5.1
52 East Gay Street P.O. Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | vorys.com Founded 1909

Elizabeth Turrell Farrar
Direct Dial     (614) 464-5607
Direct Fax     (614) 464-5607
Email etfarrar@vorys.com

December 14, 2023
Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, OH 45750-0738

Re:	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries
Ladies and Gentlemen:
    We have acted as counsel to Peoples Bancorp Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for the purpose of registering $3,375,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Company and of “Affiliates” of the Company (as defined in the Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Directors Deferred Compensation Plan”)), under the Directors Deferred Compensation Plan. Each participant in the Directors Deferred Compensation Plan is permitted to allocate such participant’s Deferred Compensation Obligations within such participant’s bookkeeping account under the Directors Deferred Compensation Plan between two subaccounts: (i) a cash account (a “Cash Account”) and (ii) a stock account (a “Stock Account”). Deferrals with respect to compensation in the form of common shares, without par value, of the Company (“Common Shares”) are automatically allocated to the Stock Account in the whole number of Common Shares deferred. The only right a participant in the Directors Deferred Compensation Plan has with respect to such participant’s Cash Account and/or Stock Account is to receive distributions upon termination of service as a director. Distributions in respect of Deferred Compensation Obligations which are treated as allocated to the Stock Account will be made in Common Shares and distributions in respect of Deferred Compensation Obligations which are treated as allocated to the Cash Account will be made in cash.
In addition to the $3,375,000 of Deferred Compensation Obligations being registered pursuant to the Registration Statement, 125,000 Common Shares are being registered pursuant to

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December 14, 2023

the Registration Statement and represent the maximum number of Common Shares that are expected to be distributed in respect of the Deferred Compensation Obligations treated as allocated to the Stock Accounts of participants within their respective bookkeeping accounts and to be distributed in the form of whole Common Shares. The Registration Statement also covers an indeterminate number of additional Common Shares that may become distributable under the Directors Deferred Compensation Plan as a result of any stock split, stock dividend, recapitalization or similar transaction affecting the Common Shares.
    The Common Shares being registered pursuant to the Registration Statement will not be original issuance securities. Accordingly, in accordance with Item 8(a)(1) of Part II of Form S-8, no opinion as to the legality of such Common Shares is required or provided herein.
    In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the Directors Deferred Compensation Plan; (c) the Company’s Amended Articles of Incorporation, as currently in effect (the “Articles”); (d) the Company’s Code of Regulations, as currently in effect (the “Regulations”); and (e) certain corporate records of the Company, including resolutions adopted by the Board of Directors of the Company (and committees thereof). We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant for the purposes of the opinion expressed herein.
In our examination of the aforesaid records, documents and certificates, we have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates.
    We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
Based upon and subject to the foregoing and subject to the qualifications and limitations set forth herein, as of the date hereof, we advise you that, in our opinion, as and when established in accordance with the terms of the Directors Deferred Compensation Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company and of the Affiliates of the Company whose directors are participants in the Directors Deferred Compensation Plan, enforceable against the Company and such Affiliates, respectively, in accordance with the terms of the Directors Deferred Compensation Plan. Our opinion is subject to the limitations, if any, of Title 11 of the United States Code, as amended, and of applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

December 14, 2023

    Members of our firm are admitted to the Bar in the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.
    This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.
    This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Deferred Compensation Obligations and the Common Shares covered by the Registration Statement pursuant to the Directors Deferred Compensation Plan and the filing of the Registration Statement and any amendments thereto.
Notwithstanding the foregoing, we consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations.
    Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.
Sincerely,

Vorys, Sater, Seymour and Pease LLP